CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102593, 333-104958, 333-107756, and 333-108889 on Form S-3 and Registration Statement Nos. 333-160116 and 333-176250 on Form S-8 of our reports dated March 18, 2013, relating to the financial statements of Dot Hill System Corp. and subsidiaries (the "Company"), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's reporting of its discontinued operations, and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 18, 2013